STATEMENT OF COMPUTATION OF NET LOSS PER SHARE   EXHIBIT 11

                                                                     Year ended December 31,             Six months ended June 30,
                                                                 -------------------------------     -------------------------------
                                                                      1994              1995              1995             1996
                                                                 --------------    -------------     --------------   --------------

Net loss applicable to common stock                              $(12,974,175)     $(11,693,454)     $ (5,877,940)     $ (6,100,363)

Deemed dividend upon conversion of preferred stock                       --                --                --          (5,431,871)
                                                                 ------------      ------------      ------------      ------------
  Net loss applicable to common stock                            $(12,974,175)     $(11,693,454)     $ (5,877,940)     $(11,532,234)
                                                                 ============      ============      ============      ============

Weighted average shares of
  common stock outstanding                                          1,404,212         1,426,049         1,408,519         9,791,050

Shares related to Staff Accounting
  Bulletin topic 4D:
Stock options and warrants                                            897,836           897,836           897,836              --
                                                                 ============      ============      ============      ============
Shares used in computing net loss per share                         2,302,048         2,323,885         2,306,355         9,791,050
                                                                 ============      ============      ============      ============

Net loss per share                                               $      (5.64)     $      (5.03)     $      (2.55)     $      (1.18)
                                                                 ============      ============      ============      ============

Pro Forma

Net loss applicable to common stock                              $(12,974,175)     $(11,693,454)     $ (5,877,940)
                                                                 ============      ============      ============
Calculation of shares outstanding for
          computing pro forma net loss per share:
          Shares used in computing net loss per share               2,302,048         2,323,885         2,306,355

          Adjusted to reflect the effect of the
            assumed conversion of preferred stock                   4,690,955         5,293,585         4,922,183
                                                                 ------------      ------------      ------------
Shares used in computing pro forma net
          loss per share                                            6,993,003         7,617,470         7,228,538
                                                                 ============      ============      ============

Pro forma net loss per share                                     $      (1.86)     $      (1.54)     $      (0.81)
                                                                 ============      ============      ============
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